Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we consent to the incorporation by reference in this Registration Statement on Form S-8 of IDI, Inc. of our report dated March 18, 2016, with respect to the consolidated balance sheet of IDI, Inc. as of December 31, 2014 and the related consolidated statement of operations and comprehensive loss, statement of stockholders’ equity, and cash flow for the period from September 22, 2014 (inception) through December 31, 2014.

/s/ RBSM LLP

New York, New York

June 2, 2016